Exhibit 99.1

Contacts
	Company:	Mark H. Burroughs
(732) 542-2800

DRAFT: NOT FOR IMMEDIATE RELEASE	Investors:	Jennifer Beugelmans
(646) 596-7473
November 4, 2009
Osteotech Secures 10-Year Tissue Supply Agreement
Relationship with Community Tissue Services Expanded
Eatontown, NJ, November 4, 2009 — Osteotech, Inc. (Nasdaq: OSTE), a leader in the emerging field of biologic products for regenerative healing, announced today that it entered into a multi-year tissue supply agreement with Community Tissue Services (CTS), with an initial term spanning 10 years. This new agreement replaces an existing contract between the two companies that would have expired in 2011.
Under the terms of the agreement, CTS will supply Osteotech with a specific number of whole donors and cortical shafts on a monthly basis based upon periodic forecast requirements and available tissue supply. This new agreement expires in December 2019 and includes one five year renewal term and subsequent two year renewal terms subject to six month cancellation clauses.
CTS is one of the largest tissue banks in the United States, distributing nearly 10% of all tissue grafts in the U.S. and is an accredited member of the American Association of Tissue Banks. CTS is ISO 9001:2000 Registered and is firmly committed to providing the highest quality of tissues for transplantation.
“We are excited to expand our relationship with one of the leading tissue banks in the United States,” said Sam Owusu-Akyaw, Osteotech’s President and Chief Executive Officer. “CTS has a commitment to respecting the gift of life to enhance patient outcomes which is wholly in-line with Osteotech’s mission to leverage our technology into life-changing biologic products.”
Mr. Owusu-Akyaw continued, “Our goal is to be a vanguard in the development of novel, first-in-class bio-materials that will support and heighten advances in surgical techniques and patient outcomes through the use of innovative procedure-specific biologic products. Through our patented technology platforms, we have successfully begun to introduce a wide variety of advanced biologics with unique regenerative qualities and healing properties.”
“At CTS, we strive to be on the forefront of new graft development and we believe Osteotech’s commitment to developing new technology that can leverage the gift of life supports our goal. We look forward to our expanded relationship with Osteotech,” said David Smith, M.D., Chief Executive Officer of Community Tissue Services.

About Community Tissue Services
CTS is a quality and ethical non-profit provider of services to recipients, donor families, medical communities, and community partners through the respectful recovery, processing and distribution of tissue grafts. CTS, an accredited member of the American Association of Tissue Banks, is one of the largest tissue banks in the United States and operates regional offices in California, Texas, Indiana, Tennessee, Pennsylvania, Oregon and Ohio, and two satellite offices in Idaho and Oregon. For more information on CTS, visit www.communitytissue.org or call 937-461-3364.
About Osteotech
Osteotech, Inc., headquartered in Eatontown, New Jersey, is a global leader in providing biologic solutions for regenerative medicine to support surgeons and their patients through the development of innovative therapy-driven products that alleviate pain, promote regenerative and biologic healing and restore function. For further information regarding Osteotech or this press release, please go to Osteotech’s website at www.osteotech.com.
Certain statements made throughout this press release that are not historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) regarding the Company’s future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the Company’s ability to develop and introduce new products, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of November 4, 2009 and the Company does not intend to update this information.
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